          AGREEMENT FOR THE SALE AND PURCHASE OF SPV MANAGEMENT LIMITED
          DATED JANUARY 1, 2002 BY AND AMONG ANTHONY FRANCIS RAIKES AND
              PIERS MINOPRIO AND WILMINGTON TRUST (UK) LIMITED AND
                          WILMINGTON TRUST CORPORATION

                                  EXHIBIT 10.53

                    ANTHONY FRANCIS RAIKES AND PIERS MINOPRIO

                                       AND

                          WILMINGTON TRUST (UK) LIMITED

                                       AND

                          WILMINGTON TRUST CORPORATION

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                   AGREEMENT FOR THE SALE AND PURCHASE OF SPV
                               MANAGEMENT LIMITED

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
                                    CONTENTS

Clause                                                                                                Page

1.     Conditionality/Interpretation................................................................   3
2.     Sale And Purchase............................................................................   8
3.     Conditions...................................................................................   9
4.     Completion...................................................................................  11
5.     Issue Of Interim And Final Loan Notes........................................................  13
6.     Escrow Account...............................................................................  13
7.     Warranties And Pre-Completion Conduct........................................................  16
8.     The Buyers Remedies..........................................................................  17
9.     Limitations On The Seller's Liability........................................................  18
10.    Use Of Intellectual Property Rights..........................................................  24
11.    Further Undertakings By The Sellers..........................................................  24
12.    Confidential Information.....................................................................  26
13.    Guarantor's Obligations......................................................................  26
14.    Announcements................................................................................  28
15.    Costs........................................................................................  28
16.    General......................................................................................  28
17.    Set-Off......................................................................................  29
18.    Entire Agreement.............................................................................  29
19.    Assignment...................................................................................  30
20.    Notices......................................................................................  30
21.    Governing Law And Jurisdiction...............................................................  32
22.    Counterparts.................................................................................  33

Schedule 1           THE SELLERS....................................................................

Schedule 2           INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARY UNDERTAKINGS..................

Schedule 3           REVENUE PERFORMANCE PREMIUM....................................................

Schedule 4           COMPLETION REQUIREMENTS........................................................

Schedule 5           PART 1 - WARRANTIES............................................................
Schedule 5           Part 2 - WARRANTIES............................................................

SCHEDULE 7           REAL PROPERTY..................................................................

SCHEDULE 8           REGISTERED INTELLECTUAL PROPERTY RIGHTS


APPENDIX ONE

The Accounts

APPENDIX TWO (INCORPORATED FOR INFORMATION PURPOSES ONLY)

Agreement for the Sale and Purchase of SPV Management Limited between Martin McDermott and James Patrick Johnston Fairrie and Wilmington Trust (UK) Limited and Wilmington Trust Corporation.

AGREED FORM DOCUMENTS

1.   Tax Deed

2.   Employment Agreements

3.   Raikes Services Agreement

4.   Irrevocable power of attorney in relation to the Shares

THIS AGREEMENT is made on 25 January 2002

BETWEEN:

(1) ANTHONY FRANCIS RAIKES ("AFR") AND PIERS MINOPRIO ("PM") (each, a "SELLER" and together, the "SELLERS"); and

(2) WILMINGTON TRUST (UK) LIMITED, a company incorporated in England and Wales (registered no. 04330127) whose registered office is at 200 Aldersgate Street, London EC1A 4JJ, England (the "BUYER"); and

(3) WILMINGTON TRUST CORPORATION, a corporation incorporated in the State of Delaware whose principal place of business is at Rodney Square North, 1100 North Market Street, Wilmington, Delaware (the "GUARANTOR").

THE PARTIES AGREE as follows:

1.      CONDITIONALITY/INTERPRETATION

1.1     Clauses 1, 3, 7, 8, 9, 10, 11.1.6, 12-16, and 18-22 of this Agreement shall be immediately effective and enforceable.

1.2 The remaining clauses of this Agreement are conditional upon satisfaction of (or where permitted waiver of) the conditions set out in clause 3 on or before the times specified therein.

1.3     In this Agreement:

        "ACCOUNTS" means the accounts set out in the Appendix;

        "ACT" means the Companies Act 1985;

        "BUSINESS DAY" means a day other than a Saturday or Sunday or public holiday in England and Wales or the United States of America;

        "BUYER'S GROUP UNDERTAKING" means the Buyer or an undertaking which is, on the date of this Agreement, a subsidiary undertaking or parent undertaking of the Buyer or a subsidiary undertaking of a parent undertaking of the Buyer;

        "BUYER'S SOLICITORS" means Clifford Chance Limited Liability Partnership of 200 Aldersgate Street, London EC1A 4JJ;

        "COMPANY", other than when used in part 1 of schedule 5, means SPV Management Limited, a company incorporated in England and Wales (registered number 02548079), whose registered office is at 78 Cannon Street, London EC4P 5LN;

        "COMPLETION" means completion of the sale and purchase of the Shares in accordance with this Agreement;

        "COMPLETION DATE" means the date which is five Business Days after the date (not being later than the ninetieth day after today's date) on which the last of the Conditions to be satisfied or waived is satisfied or waived, other than the Conditions in clauses 3.1.2 and 3.1.9;

        "CONDITION" means a condition set out in clause 3.1 and "Conditions" means all those conditions;

        "CONFIDENTIAL INFORMATION" means all information which is used in or otherwise relates to a Group Company's business, customers or financial or other affairs including, without limitation, information relating to:

        (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

        (b) future projects, business development or planning, commercial relationships and negotiations;

        but does not include information which is already publicly known or becomes publicly known (other than as a result of, a breach of this Agreement by either of the Sellers);

        "DISCLOSURE LETTER" means the letter from the Sellers to the Buyer in relation to the Warranties including for the avoidance of doubt all annexes thereto having the same date as this Agreement the receipt of which has been acknowledged by the Buyer;

        "EMPLOYMENT AGREEMENTS" means the employment agreements between the Company and each of James Fairrie and Martin McDermott in the Agreed Form;

        "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or Escrow arrangement) having similar effect;

        "ENRON SPVS" means Northern Gas Processing Limited, Omegron Limited and Teesside Investments Limited;

        "ESCROW ACCOUNT" means the account referred to in clause 6;

        "ESCROW AMOUNT" means the monies from time to time held in the Escrow Account;

        "ESCROW AGENTS" means Clifford Chance Limited Liability Partnership of 200 Aldersgate Street, London EC1A 4JJ and Eversheds of 85 Queen Victoria Street, London EC4V 4JL;

        "ESCROW LETTER" means the letter in relation to the Escrow Account from the Escrow Agents to the Buyer and the Sellers in a form to be agreed between the parties within thirty days of today's date on terms consistent with this Agreement;

        "ESCROW LOAN NOTES" means loan notes in such form as AFR may reasonably request which shall have a face value of [pound][*] and carry interest at 1% a year and which shall be non qualifying corporate bonds. Such notes shall be subject to rights of set off for valid claims made under this Agreement and provide for redemption as follows:

        [pound][*] plus interest of [pound][*] on the first anniversary of Completion;

* CONFIDENTIAL TREATMENT REQUESTED

        [pound][*] plus interest of [pound][*] on the second anniversary of Completion;

        [pound][*] plus interest of [pound][*] on the third anniversary of Completion.

        "EVENT" has the meaning given to it in the Tax Deed;

        "FINAL LOAN NOTES" means the loan notes in such form as the Sellers may reasonably request which shall carry interest at LIBOR and can be redeemable on or anytime after six months from their date of issue and which shall be non-qualifying corporate bonds with an aggregate face value of up to [pound][*] to be issued by the Buyer to the Sellers within 5 Business Days of finalisation of the SPV Revenue Certificate (as defined in Schedule 3) in respect of the Financial Year ending 31st December 2004 in the proportions set out in Schedule 1;

        "GROUP" means the Company and each Subsidiary Undertaking;

        "GROUP COMPANY" means the Company or a Subsidiary Undertaking;

        "INTELLECTUAL PROPERTY" means:

        (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, rights in software, know-how, rights in designs and inventions;

        (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

        (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

        (d) the right to sue for past infringements of any of the foregoing rights;

        "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property owned, used or required to be used by a Group Company;

        "INTERIM LOAN NOTES" means the loan notes in such form as the Sellers may reasonably request which shall carry interest at LIBOR and can be redeemable on or anytime after six months from their date of issue and which shall be non-qualifying corporate bonds with an aggregate face value of up to [pound][*] to be issued by the Buyer to the Sellers within 5 Business Days of finalisation of the SPV Revenue Certificate (as defined in Schedule 3) in respect of the Financial Year ending 31st December 2003 in the proportions set out in Schedule 1;

        "LAST ACCOUNTING DATE" means 31 December 2000;

        "LOAN NOTES" means the Escrow Loan Notes, the Interim Loan Notes and the Final Loan Notes;

        "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial, legal or business) or future prospects of the Group and, without limitation to the

* CONFIDENTIAL TREATMENT REQUESTED
        generality of the foregoing, shall include an impairment of the Group's capacity to conduct business in any material respect as it was conducted before the occurrence of the Material Adverse Effect;

        "MATERIAL SPV CLIENT" means First Active Financial plc, First Active plc and Anthea srl;

        "PERMIT" means:

        (a) a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

        (b)       a filing of a notification, report or assessment,

        in each case necessary for the effective operation of a Group Company's business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

        "PREFERENCE SHARES" means 25,000 fully paid preference shares of [pound]1 each of the Company having the rights set out in the articles of association of the Company;

        "PROPERTY" means the property or properties details of which are set out in schedule 6 and includes an individual property and a part of an individual property;

        "RAIKES OPTIONS" means the share options over 3,750 ordinary shares of [pound]1 each in the capital of the Company granted on 25 January 2002 to Martin McDermott and James Fairrie;

        "RAIKES SERVICES AGREEMENT" means the agreement in the Agreed Form between the Buyer and AFR as modified or extended in writing from time to time;

        "RELEVANT CLAIM" means a Warranty Claim, or a claim by the Buyer under clause 7.7.2 or under the Tax Deed;

        "RELEVANT PROPORTIONS" means 87% in respect of AFR and 13% in respect of PM;

        "RELIEF" has the meaning given to it in the Tax Deed;

        "RESTRICTED PERIOD" means the period commencing on the Completion Date and ending on the fourth (4th) anniversary of the Completion Date;

        "SECOND DISCLOSURE LETTER" means the letter or letters (if any) given by the Sellers to the Buyer prior to Completion in relation to the Warranties repeated immediately prior to Completion;

        "SHARES" means the ordinary shares of [pound]1, comprising the whole of the allotted and issued share capital of the Company other than those subject to the Raikes Options;

        "SPV CORE BUSINESS" means the provision of directors, secretaries, and registered offices for special purpose companies in the European securitisation market;

        "SPV REVENUE" means the consolidated revenue of the Group calculated in accordance with Schedule 3;

        "STATUTORY ACCOUNTS" means the accounts referred to in clause 3.1.7;

        "STATUTORY ACCOUNTS DATE" means 31 March 2002;

        "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking of the Company listed in part B of schedule 2 (and in relation to Schedule 3 any new subsidiary undertaking of the Company acquired or formed after today's date for the purposes of carrying on the SPV Core Business) and "Subsidiary Undertakings" means all those subsidiary undertakings;

        "TAX" has the meaning given in the Tax Deed;

        "TAX AUTHORITY" has the meaning given in the Tax Deed;

        "TAX DEED" means the tax deed in the Agreed Form between the Sellers and the Buyer;

        "TAXES ACT" means the Income and Corporation Taxes Act 1988;

        "TCGA" means the Taxation of Chargeable Gains Act 1992;

        "US GAAP" means the applicable accounting standards, principles and practices generally accepted in the United States of America;

        "VATA" means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation;

        "WARRANTY" means a statement contained in schedule 5 and "WARRANTIES" means all those statements; and

        "WARRANTY CLAIM" means a claim by the Buyer under or pursuant to the provisions of clause 7.1.

1.4     In this Agreement, a reference to:

        1.4.1 a "SUBSIDIARY UNDERTAKING" or "PARENT UNDERTAKING" is to be construed in accordance with section 258 of the Act and to a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with section 736 of the Act;

        1.4.2 liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

        1.4.3 a document in the "AGREED FORM" is a reference to a document in a form approved and either signed by the each relevant party or initialled by or on behalf of each party;

        1.4.4 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

        1.4.5 a "PERSON" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

        1.4.6 a person includes a reference to that person's legal personal representatives, successors and permitted assigns;

        1.4.7 a "PARTY" includes a reference to that party's successors and permitted assigns;

        1.4.8 a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

        1.4.9 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

        1.4.10    times of the day is to London time.

1.5 All obligations of the Sellers contained in this Agreement are undertaken by them in a several capacity and accordingly any breach by AFR alone shall be actionable only against him and any breach by PM alone shall be actionable only against him. Any liability for any Relevant Claim in respect of which both Sellers are liable shall be dealt with in accordance with clause 9.

1.6     The headings in this Agreement do not affect its interpretation.

1.7 A reference in Schedule 5 to a Seller's knowledge, information or belief is deemed to include knowledge, information and belief which such Seller would have if such Seller had made all reasonable enquiries.

2.      SALE AND PURCHASE

2.1 Subject to clause 3.1 below, the Sellers agree to sell with full title guarantee and the Buyer agrees to buy the Shares set out opposite the name of each Seller in column (2) of Schedule 1 and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

2.2 The initial purchase price of the Shares shall be [pound][*] and shall be satisfied in the proportions identified in Schedule 1, in accordance with clause 4.

2.3 In addition to the initial purchase price, the Sellers shall be entitled to additional consideration in the circumstances described in
        Schedule 3.

* CONFIDENTIAL TREATMENT REQUESTED

2.4 In the event that the SPV Revenue for the financial year which ends on 31 December 2001 ("Actual 2001 Revenue"), as determined under Schedule 3 is less than [pound][*], the initial purchase price shall be reduced to such amount as is equal to [pound][*] multiplied by (Actual 2001 Revenue/[pound][*]) on the basis that

        2.4.1 any such price reduction shall be shared between the Sellers in the following proportions:

                  (i)      AFR: 75/85ths; and

                  (ii)     PM: 10/85ths.

        2.4.2 the reduction referable to each Seller shall be set off against the cash payments otherwise due to him at Completion.

2.5 If either of the Sellers is or becomes liable to make any payment to the Buyer under this Agreement the payment in question shall be deemed to be a reduction in the purchase price due to that Seller.

2.6 The Sellers waive all rights of pre-emption and other restrictions on transfer over the Shares and the shares of the Company subject to the Raikes Options conferred on them under the Articles or in any other manner whatsoever and shall procure that all such rights conferred on any other person are waived no later than Completion so as to permit the sale and purchase of the Shares.

2.7 If either of the Raikes Options lapses, AFR shall additionally sell, with full title guarantee and the Buyer shall additionally buy free from any Encumbrance the shares previously subject to that Raikes Option at the same price as the Buyer would otherwise have paid to the optionholder pursuant to the agreement between Martin McDermott and James Fairrie and the Buyer and the Guarantor of today's date.

3.      CONDITIONS

3.1 Completion is conditional on the following conditions being satisfied or waived by the Buyer (or as appropriate the Sellers), on or before the ninetieth day following today's date, but in the case of condition 3.1.2 on or before 6pm on the fourth Business Day after the date on which all of the other Conditions (other than condition 3.1.9) have been satisfied (or where permitted waived) and in the case of condition 3.1.9 on or before 10am on the Completion Date:

        3.1.1     the Employment Agreements shall have been entered into;

        3.1.2 a matter, fact or circumstance has not occurred on or after today's date save as contemplated in the Disclosure Letter which has or is likely to have a Material Adverse Effect or that the Buyer has not given written notice to the Sellers that it is aware that such a matter, fact or circumstance has occurred;

        3.1.3 the Buyer shall have obtained clearances from the US Banking Authorities for the purchase of the Company's shares on terms reasonably satisfactory to it;

* CONFIDENTIAL TREATMENT REQUESTED

        3.1.4 the Buyer shall have obtained the favourable opinion of its auditors that the persons and entities in respect of which a Group Company provides corporate services will not be consolidated in the annual audited consolidated accounts of the Buyer for the purposes of US GAAP;

        3.1.5 the Sellers shall have procured that the Company has redeemed in full all of the Company's Preference Shares;

        3.1.6 the parties shall have notified and obtained if required the approval of the Jersey Financial Services Commission or any similar regulatory body in Jersey in relation to the proposed change in ownership and directors of Bedell SPV Management (Jersey) Ltd and SPV Jersey Limited, as contemplated by this Agreement;

        3.1.7 the consolidated audited accounts of the Company for the financial period ending on 31 March 2002 comprising the reporting periods (for Tax purposes) ended 31 December 2001 and ending 31 March 2002 shall have been signed and delivered to the Buyer and shall not have shown a material adverse change in the state of affairs of the Group as compared with the management accounts for the year ended 31 December 2001, save to the extent that they reflect the matters disclosed in the Disclosure Letter, and shall show consolidated revenues of at least [pound][*];

        3.1.8 the Sellers shall have obtained tax clearances from the Inland Revenue for the sale of the Company on terms reasonably acceptable to them;

        3.1.9 the Buyer being reasonably satisfied with the Second Disclosure Letter, if any, or no Second Disclosure Letter being delivered by 10.00 am on the Completion Date;

        3.1.10 the parties shall have obtained consent from Bedell Cristin Trust Company Limited within 30 days of today's date firstly for the Buyer to proceed with its acquisition of the Company as contemplated by this Agreement and secondly that it is not required to consult with Bedell Cristin Trust Company Limited in connection with the expansion of any operations of the Company in a jurisdiction other than in Jersey or Guernsey as contemplated by an agreement between Bedell Cristin Trust Company Limited and the Company and AFR dated 11 January 2000 or the Buyer shall have waived this condition within 40 days of today's date;

        3.1.11 the parties shall have notified and if required obtained the approval of the appropriate regulatory bodies in Ireland, Italy and the Cayman Islands in relation to the proposed change in ownership and directors of SPV Management (Dublin) Limited, SPV Management (Italia) SRL, and SPV Cayman Limited respectively, as contemplated by this Agreement, provided that this condition shall be deemed satisfied in 30 days after today's date in respect of each of the above companies unless and to the extent that either of the parties has written to the others identifying any specific notifications and/or approvals required under this clause; and

* CONFIDENTIAL TREATMENT REQUESTED

        3.1.12    either:

                  (i) the directors of the Enron SPVs who are directors or employees of a Group Company resigning as directors and being replaced as directors by persons who are not directors or employees of a Group Company and all shares held or owned by a Group Company being transferred to a person who is not a Group Company; or

                   (ii) the Buyer being satisfied in its absolute discretion that neither Group Companies nor the Buyer may suffer adversely in any way whatsoever arising from the Enron SPV transactions other than as a result of the loss of the Enron SPV appointments.

3.2 The Buyer shall make all reasonable efforts to achieve satisfaction of each Condition set out in clauses, 3.1.3, 3.1.4, 3.1.6, 3.1.9, 3.1.10 and 3.1.11 as soon as possible.

3.3 The Sellers shall make all reasonable efforts to achieve satisfaction of each Condition set out in clauses 3.1.1, 3.1.5, 3.1.6, 3.1.7, 3.1.8,
        3.1.10, 3.1.11 and 3.1.12 within ninety days of today's date.

3.4 If, at any time, the Sellers or the Buyer becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

3.5 At any time on or before the ninetieth day after today's date the Buyer may waive a Condition (other than a Condition in clauses 3.1.2, 3.1.5, 3.1.7, 3.1.8 or 3.1.10) by written notice to the Sellers on any terms it decides and the Sellers may waive the condition in clause 3.1.8) by written notice to the Buyer on any terms they decide.

3.6     If:

        3.6.1 a Condition (other than the Conditions in clauses 3.1.2 and 3.1.9) has not been waived pursuant to clause 3.5 or has not been satisfied on or before the ninetieth day after today's date; or

        3.6.2 the Condition in clause 3.1.2 is not satisfied as at 6pm on the fourth Business Day after the date on which all of the other Conditions (other than the condition in clause 3.1.9) have been satisfied and has not been waived by the Buyer pursuant to clause 3.5; or

        3.6.3 the Condition in clause 3.1.9 is not satisfied as at 10am on the Completion Date this Agreement shall automatically terminate with immediate effect.

3.7 Save for clauses 1, 8.2, 9, 13-16, and 18-21 each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

4.      COMPLETION

4.1 Completion shall take place at 10.00 am at the office of the Buyer's Solicitors on the Completion Date or at such other place and time as the parties may agree.

4.2     At Completion:

        4.2.1 AFR will comply with his obligations under the Raikes Options if they are exercised and the Buyer shall comply with its obligations under the agreement of today's date between the Buyer, the Guarantor, Martin McDermott and James Fairrie, but if either of the Raikes Options is not exercised and thereby lapses AFR and the Buyer shall instead complete the sale of the relevant shares in accordance with clause 2.7;

        4.2.2 the Sellers and the Buyer shall do all those things respectively required of them in Schedule 4 and the Buyer shall issue the Escrow Loan Notes to AFR;

        4.2.3 the Sellers and the Buyer shall sign the Escrow Letter and deliver the Escrow Letter to the Escrow Agents as soon as practicable after Completion;

        4.2.4 the Buyer shall, subject to clause 4.3, pay [pound][*] by telegraphic transfer into Eversheds' client account with HSBC Bank PLC, 31 Holborn, London EC1N 2HR [*];

        4.2.5 the Buyer shall pay [pound][*] by telegraphic transfer into Eversheds' client account as above in satisfaction of the Sellers' obligation to make loan funds available under the loan agreements of today's date, between Martin McDermott, the Sellers and the Company and James Patrick Johnson Fairrie, the Sellers and the Company;

        4.2.6 the Buyer shall pay [pound][*] by telegraphic transfer into the Escrow Account, of which [pound][*] shall continue to belong to the Buyer but be held as security for the Buyer's obligations under the Escrow Loan Notes and of which [pound][*] shall belong to PM but be held as security for his obligations under this Agreement, in accordance with clause 6; and

        4.2.7 the Buyer shall execute a charge in such form as the Seller reasonably requests in respect of the [pound][*] mentioned above that is held as security for the Escrow Loan Notes.

4.3 If the Company has an overdraft as at the close of business on the day prior to the Completion Date, after giving effect to uncashed cheques issued by the Company as at the close of business on the day prior to the Completion Date, AFR shall lend the Company an amount equal to such overdraft. In such event the amount payable to Eversheds on AFR's behalf under clause 4.2.4 shall be reduced and the Buyer shall instead pay the loan amount to the Company on behalf of AFR. Such loan shall be interest free and the Buyer shall procure that it is repaid by the Company out of the Company's future receipts on the basis that one third of such receipts shall be applied in arrears on the calendar quarterly dates to repay the loan until it is extinguished.

4.4     The Buyer is not obliged to complete this Agreement unless:

        4.4.1 the Sellers comply with all their obligations under clause 4 and Schedule 4; and

        4.4.2     the purchase of all the Shares is completed simultaneously.


* CONFIDENTIAL TREATMENT REQUESTED

4.5 Neither Seller shall be obliged to complete this Agreement unless the Buyer complies with all its obligations under clause 4 and Schedule 4.

4.6 If Completion does not take place on the Completion Date because one of the parties fails to comply with any of its or his obligations under clause 4 and Schedule 4 (whether such failure amounts to a repudiatory breach or not), the other parties may by notice to the party in default:

        4.6.1 proceed to Completion to the extent reasonably practicable (but if a party exercises its or his rights pursuant to this clause, completion of the purchase of some of the Shares does not affect that party's rights in connection with the others);

        4.6.2     postpone Completion to a date not later than 31 May 2002; or

        4.6.3     terminate this Agreement.

4.7 If a party postpones Completion to another date in accordance with clause 4.6.2, the provisions of this Agreement apply as if that other date is the Completion Date.

4.8 Save for clauses 1, 8.2, 9, and 13-16, and 18-21 if a party terminates this Agreement pursuant to clause 4.6.3, each party's further rights and obligations under it shall cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

4.9 The Buyer will procure that the Company discharges its own obligations post Completion with Royal Bank of Scotland plc.

5.      ISSUE OF INTERIM AND FINAL LOAN NOTES

5.1 If appropriate under Schedule 3, the Buyer shall issue the Interim and/or the Final Loan Notes to the Sellers in accordance with that schedule.

5.2 If the Buyer has acquired any of the shares subject to the Raikes Option direct from AFR the amount of Interim or Final Loan Notes (as the case may be) shall be increased accordingly.

6.      ESCROW ACCOUNT

6.1 The parties agree that money in the Escrow Account shall only be used in accordance with the provisions set out in this clause and in the Escrow Letter. Each party shall ensure that all rights to the Escrow Account remain free from any Encumbrance, set-off or counterclaim except as referred to in this clause.

6.2 The Escrow Account will be a joint on-demand interest bearing deposit account with HSBC Bank Plc in the name of the Escrow Agents who will hold the Escrow Amount as stakeholders upon trust for the Buyer and the Sellers on the following terms:

6.3 Subject as provided in clauses 6.6 and 6.7, the Escrow Agents will make payments out of the Escrow Amount to AFR in the amounts (inclusive of interest) and on the dates provided in the Escrow Loan Notes

6.4 Subject as provided in clauses 6.6 and 6.7, the Escrow Agents will make payments out of the Escrow Amount to PM as follows:

        6.4.1     [pound][*] on the first anniversary of Completion;

        6.4.2     [pound][*] on the second anniversary of Completion; and

        6.4.3     [pound][*] on the third anniversary of Completion.

6.5 If, the Buyer believes that at any time on or before the third anniversary of Completion, (i) either of the Sellers is in breach of any of the undertakings given by each of the Sellers to the Buyer under clause 11; (ii) a liability is due and owing by a Seller under a Warranty; (iii) AFR has breached a covenant in the Raikes Services Agreement or (iv) liability is due and owing by a Seller under the Tax Deed (in each case a "Claim");

        6.5.1 the Buyer shall as soon as is reasonably practicable send notice to the relevant Seller and the Escrow Agents specifying the Seller which is in breach and setting out in reasonable detail the nature of the Claim and the amount thereof;

        6.5.2 within twenty Business Days starting on the day of receipt of the notice given under clause 6.5.1 the relevant Seller shall notify the Buyer and the Escrow Agents whether or not it accepts the Claim and if not, setting forth in reasonable detail the basis of its objection to the Claim (an "OBJECTION") and whether or not he requires the Buyer to obtain an opinion from a Queen's Counsel selected by the Buyer, of a minimum of 10 years' call, indicating that he regards the amount claimed under clause 6.5.1 to be a reasonable amount in the circumstances

        6.5.3 if the relevant Seller fails to deliver to the Buyer and the Escrow Agents its Objection to the Claim in accordance with clause 6.5.2, such Seller shall be deemed to have accepted that the Claim may be paid out of the Escrow Account and the Escrow Agents shall be authorised to make and continue payment of the amount thereof in accordance with clause 6.6 hereof without further action by the Sellers;

        6.5.4 if the Seller delivers an Objection to the Claim, upon resolution of the Claim the amount of such Claim shall be paid in accordance with clause 6.6 hereof.

6.6 Upon receipt of notice of a Claim, the Escrow Agents shall hold back the amount of the Claim from any amount that it would otherwise have paid to the relevant Seller(such amount, a "Held-over Amount").

        6.6.1 In the event the Seller shall accept (or be deemed to have accepted) the Claim, the Buyer shall be entitled to obtain from the Escrow Agents forthwith payment in the amount of the Claim Provided Always that the maximum amount that may be paid to the Buyer out of the Escrow Account in respect of any claim against either one of the Sellers shall not exceed the amounts potentially still due to that Seller out of the Escrow Account.

* CONFIDENTIAL TREATMENT REQUESTED

        6.6.2 In the event that a Seller shall have delivered a notice of its Objection to an Escrow Claim to the Escrow Agents, the relevant Seller or the Buyer, as the case may be, shall be entitled to obtain from the Escrow Agents payment in the amount of the Claim upon delivery of (i) written direction executed by both parties authorising the payment and specifying the amount thereof, or (ii) a written decision of an appropriate court in England (together with a written certification by counsel to such party that no appeal has or may be taken from such decision), in each case specifying the amount agreed or determined to be payable, in which case the Escrow Agents shall forthwith pay to the party indicated by such writing the amount so agreed or awarded in respect of the Escrow Claim (and to the Seller as and when due any remaining portion of the Held-over Amount not directed to be paid to the Buyer) Provided Always that the maximum amount that may be paid to the Buyer out of the Escrow Account in respect of any claim against either one of the Sellers shall not exceed the amounts potentially still due to that Seller in respect of the Escrow Account.

        6.6.3 If an Objection notice given by a Seller indicates that he requires the Buyer to obtain an opinion from a Queen's Counsel, the Buyer shall have thirty Business Days from the date of service of such notice, to provide that Seller and the Escrow Agents with a copy of a signed Opinion from a Queen's Counsel selected by the Buyer, of a minimum of 10 years' call, giving reasonable details of the Claim and indicating that he regards the amount claimed under clause 6.5.1 or such other amount as the Queen's Counsel considers reasonable to be a reasonable amount in the circumstances

        6.6.4 If the Buyer does not provide the relevant Seller and the Escrow Agents with such a copy opinion within such thirty Business Days, or if the opinion shows a lower amount to be reasonable than was claimed, the Claim shall be deemed to have been withdrawn either in full or, if the opinion did show a lower amount, in respect of the excess and the Escrow Agents shall pay the amount for which the Claim is deemed to have been withdrawn to the relevant Seller if it would otherwise have been due for payment.

        6.6.5 If the Buyer does provide the relevant Seller and the Escrow Agents with such a copy opinion within such thirty Business Days, the amount in question shall be retained in the Escrow account until delivery of a written direction or decision under clause 6.6.2 and the relevant Seller shall reimburse the Buyer for the reasonable fees of the Queen's Counsel for the delivery of the above opinion. If both Sellers requested delivery of such an opinion they shall reimburse such fees in the Relevant Proportions.

6.7 If the maximum amount which may be paid by the Escrow Agents in respect of a Claim is insufficient to satisfy such Claim, the Buyer shall be entitled at any time prior to the date on which a Loan Note becomes due for issue to the relevant Seller under Schedule 3 to exercise a right of hold back in respect of the shortfall. If the Buyer exercises such right, it shall issue a Loan Note for the amount in dispute and if applicable, a Loan Note for the balance. The Loan Note for the amount in dispute shall be in the Agreed Form but shall not be transferable and shall provide for payment to be suspended pending a written agreement between such Seller and the Buyer or a written decision of an appropriate court in England from which no appeal has or may be taken and shall provide for a right of set off in respect of any such amount as is ultimately agreed or determined by such a court to be due to the Buyer from the relevant Seller.

6.8 Subject to clause 6.9, any interest accruing on the Escrow Amount shall be paid to the Buyer as it arises, save that any interest accruing on a Held-over Amount after the date on which it would otherwise have been paid to a Seller shall be retained in the Escrow Account. Such interest shall be paid to the Seller once the claim has been determined or agreed, unless (but then only to the extent that) the Held-over Amount is insufficient to cover any amount determined or agreed to be payable to the Buyer in respect of the relevant claim (including any amount determined or agreed to be due in respect of interest or costs), in which case it shall be paid to the Buyer.

6.9 All payments of interest to the Buyer and/or a Seller shall be paid after deduction of any tax on such interest for which the Escrow Agents may be accountable and the Escrow Agents shall be entitled to withdraw from the Escrow Account an amount equal to such tax, subject to their providing appropriate certificates.

6.10 The Sellers and the Buyer shall each pay one half of the Escrow Agents' costs in respect of any work done pursuant to this clause.

7.      WARRANTIES AND PRE-COMPLETION CONDUCT

7.1 AFR warrants to the Buyer that each Warranty is true, accurate and not misleading at the date of the Agreement. PM warrants to the Buyer that each Warranty is true, accurate and not misleading as at 9 October 2001 by reference to the facts and circumstances as at that date. For this purpose only, as to PM where there is an express or implied reference in a Warranty by PM or the Sellers, to the date of this Agreement or to a date after 9 October 2001, such references as to PM only are to be construed as a reference to 9 October 2001. Immediately before Completion, AFR is deemed to warrant to the Buyer, and PM in respect of Warranties 1.2.1, 3.1.1 and 3.1.3, that each Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Warranty to the "date of this Agreement", that reference is to be construed as a reference to Completion.

7.2     The Sellers acknowledge that the Buyer:

        7.2.1 is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Buyer to enter into this Agreement; and

        7.2.2 may rely on the Warranties in warranting to any subsequent buyer of all or any of the Shares or of all or any part of the undertaking of a Group Company.

7.3 The Warranties are qualified by the facts and circumstances fairly and specifically disclosed in the Disclosure Letter or in the Second Disclosure Letter in relation to the Warranties repeated prior to Completion under clause 7.1. No other knowledge relating to a Group Company (actual, constructive or imputed) prevents or limits a claim made by the Buyer for breach of clause 7.1. The Sellers shall not invoke the Buyer's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of clause 7.1.

7.4 Reference to any facts and circumstances being disclosed shall be deemed to be a reference to them being fully and specifically disclosed in the Disclosure Letter or the Second Disclosure Letter in such a manner that:

        7.4.1     in the context of the disclosures contained in the Disclosure
                  Letter:

                  (a) the significance of the information disclosed and its relevance to a particular Warranty ought reasonably to be appreciated by the Buyer, taking into account the paragraphs or subject matters in relation to which the information was disclosed;

                  (b) there is not omitted from the information disclosed any information which would have the effect of rendering the information so disclosed misleading in relation to the relevant Warranty; and

       7.4.2 in the context of any document treated as disclosed by the Disclosure Letter, the matter disclosed is reasonably apparent from the terms of the document;

        and nothing disclosed by the Sellers to the Buyer other than in the Disclosure Letter and in accordance with the provisions of this clause shall constitute disclosure for the purposes of this Agreement.

7.5 The Sellers undertake not to make any claim against a Group Company or a director, officer or employee of a Group Company which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting the Sellers to make a representation, give a Warranty or prepare the Disclosure Letter.

7.6 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

7.7 Between the execution of this Agreement and Completion the Sellers shall:

        7.7.1     ensure that each Group Company complies with schedule 6; and

        7.7.2 notify the Buyer immediately if they become aware of a fact or circumstance which constitutes or which would or might constitute a breach (whether repudiatory in nature or not) of clause 7.1 or 7.7.1 or which would or might cause a Warranty to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at Completion.

8.      THE BUYERS REMEDIES

8.1 If, at any time before Completion, the Sellers are in material breach of any provision of this Agreement, the Buyer may by notice in writing to the Sellers elect to proceed to Completion or terminate this Agreement.

8.2     If the Buyer terminates this Agreement pursuant to clause 8.1:

        8.2.1 the Sellers shall indemnify the Buyer, and keep the Buyer indemnified, on demand against all its costs relating to the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Condition and of any legal proceedings against the Sellers in respect of any failure by them to comply with this Agreement; and

        8.2.2 save for clauses 1, 8.2.1, 9, 13-16, and 18-21 each party's further rights and obligations shall cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

9.      LIMITATIONS ON THE SELLER'S LIABILITY

9.1     Neither of the Sellers shall be liable in respect of a Relevant Claim:

        9.1.1 unless the aggregate amount that would otherwise be recoverable from the Sellers (but for this sub clause) in respect of that Relevant Claim exceeds [pound][*]; and

        9.1.2 unless and until the aggregate amount that would otherwise be recoverable from the Sellers (but for this sub clause) in respect of that Relevant Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims, exceeds [pound][*] and in the event that the aggregated amounts exceed [pound][*] the Sellers shall be liable in respect of the total aggregated amounts (subject to the other limitations in this clause 9) and not the excess only.

9.2 AFR's total liability in respect of all Relevant Claims and PM's total liability in respect of all Relevant Claims is limited to the sum of such amounts as shall have been paid to them or to their order under this Agreement except in cases of fraud by one of them in relation to the negotiation of this Agreement when no limit is to attach to that Seller.

9.3 PM shall not be liable for any Relevant Claim (other than one regarding title to the Shares sold by him and/or his capacity to sell them) to the extent that it relates to matters arising after 9 October 2001 and (subject to the other provisions of this clause 9) AFR shall accordingly be wholly liable for the relevant part of any such valid Relevant Claim.

9.4 Subject to clause 9.3, AFR shall be liable for only 87% of any valid Relevant Claim (unless it relates to his title to the Shares sold by him under this Agreement and/or his capacity to sell them (in which case he shall be liable for 100% of such claim)) and PM shall be liable for only 13% of any valid Relevant Claim (unless it relates to his title to the Shares sold by him under this Agreement and/or his capacity to sell them (in which case he shall be liable for 100% of such claim))

        Provided That if the aggregate value of all valid Relevant Claims (including AFR's share, if applicable) for which PM would otherwise be liable (other than any regarding title to the Shares sold by him and/or his capacity to sell them) is less than [pound][*], PM shall have no liability for any such Claims and AFR's liability for such Relevant Claim(s) shall be increased accordingly.

* CONFIDENTIAL TREATMENT REQUESTED

9.5     The Sellers shall not be liable for a Relevant Claim in respect of:

        9.5.1 a claim under the Tax Deed or under the Warranties contained in paragraph 6 of Schedule 5 unless the Buyer has notified the Sellers of the claim stating in reasonable detail the nature of the Claim and, if practicable, the amount claimed not later than 31 January 2008; and

        9.5.2 any other Warranty unless the Buyer has notified the Sellers of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed on or before 30 June 2004.

9.6 A Seller shall not be liable for a Relevant Claim unless proceedings in respect of the Relevant Claim are issued and served on him within 6 months following the day of notification to him of the Relevant Claim.

9.7 Clauses 9.1, 9.2, 9.5 and 9.6 do not apply in respect of a valid Relevant Claim involving or relating to breach of clause 7.1 in respect of a Warranty contained in paragraph 3.1 of Schedule 5.

9.8     The Sellers shall not be liable in respect of any Relevant Claim:

        9.8.1 to the extent that it arises or is increased as a result of the passing of, or a change in, any law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body or an increase in rates of taxation after the Last Accounting Date, or any provision or reserve in the Accounts or management accounts for the year ended 31 December 2001 being insufficient by reason of any increase in rates of taxation after the Last Accounting Date;

        9.8.2 if it would not have arisen but for any act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Buyer before Completion;

        9.8.3 if it would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Completion by the Buyer or any Group Company and which the Buyer ought reasonably have anticipated would give rise to the loss in question;

        9.8.4 to the extent that such Relevant Claim arises, or has otherwise arisen and is increased, as a result of any reorganisation or change made in the ownership of the Group after Completion or any change in any accounting or taxation policies or practice or accounting reference date of any Group Company or the Buyer made after Completion;

        9.8.5 to the extent that it relates to any loss for which the Buyer or any Group Company has a right of recovery whether by contribution or indemnity by insurance or would have been entitled to recover if valid and adequate insurance:

                  (a)      had been maintained at the relevant time; and

                  (b) was of a type in force in relation to any Group Company at the date of this Agreement or normally effected by prudent companies carrying on a business similar to that of any Group Company;

        9.8.6     to the extent that it relates to:

                  (a) any matter in respect of which a provision or reserve is made in the Statutory Accounts; or

                  (b) any liability for Taxation arising as a result of an Event occurring in the ordinary course of business of any Group Company after the Statutory Accounts Date,

                  and without limitation, the exercise of any share options granted prior to Completion by James Patrick Johnston Fairrie or Martin McDermott SHALL be regarded for the purposes of
                  9.8.6 (b) as an Event occurring in a Group Company's ordinary course of business but each of the following SHALL NOT be regarded for the purposes of that sub-clause as an Event occurring in a Group Company's ordinary course of business:

                           (i)      an Event giving rise to a liability under
                                    section 126 or Schedule 23 of the Finance
                                    Act 1995 (UK representatives of
                                    non-residents etc.);

                           (ii)     an Event giving rise to a liability under
                                    Part XVII of the Taxes Act (tax avoidance);

                           (iii)    a distribution within the meaning given by
                                    Part VI or section 418 of the Taxes Act;

                           (iv) an acquisition or deemed acquisition of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) to the extent that the consideration as treated for Tax purposes is less than the actual consideration or, a disposal or supply or deemed disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) to the extent that the consideration as treated for Tax purposes is more than the actual consideration;

                           (v) an Event which results in a Group Company being liable for Tax for which it is not primarily liable;

                           (vi) a Group Company's failure to deduct or account for Tax or pay Tax when due;

                           (vii) a disposal of capital assets giving rise to a balancing charge for capital allowances purposes;

                           (viii)   an Event giving rise to a liability within
                                    section 419 of the Taxes Act;

                           (ix) a release of all or part of any debt to the extent that a deduction would not be available for Tax purposes in respect of such release;

                           (x) the making of, or providing for, any redundancy or similar payments not authorised by the Buyer; and

                           (xi) an Event which results in a chargeable gain being attributed to a Group Company under section 13 or 87 TCGA.

        9.8.7 to the extent that the amount of the Relevant Claim is taken into account in calculating the SPV Revenue for any of the 4 years ending on 31st December 2004 and to the extent that it thereby reduces the amount payable under Schedule 3.

        9.8.8 to the extent that such liability for Tax or other liability is discharged on or before the Statutory Accounts Date and the discharge of such liability is recognised in the Statutory Accounts;

        9.8.9 to the extent that such liability for Tax or other liability is in respect of the actual (as opposed to the deemed) earning, receipt or accrual for any Tax purposes of any income, profit or gain which is not recognised in the Statutory Accounts;

        9.8.10 to the extent that such liability for Tax or other liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of any Group Company or the Buyer on or after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was taken into account in the preparation of the Statutory Accounts and the details of which have been notified to the Buyer on or before the date on which the relevant action is required to be taken;

        9.8.11 to the extent that such liability to Tax or other liability would not have arisen but for the withdrawal or amendment by the Buyer or any Group Company after Completion of any election, claim, surrender, disclaimer, notice or consent made by the Group Company prior to Completion in relation to any Relief;

        9.8.12 to the extent that such liability for Tax or other liability would not have arisen but for any failure or delay by the Buyer or any Group Company in paying over to any Tax Authority any payment previously made by the Sellers under the Tax Deed or for breach of the Warranties contained in paragraph 6 of
                  Schedule 5 of this Agreement;

        9.8.13 to the extent that at the Statutory Accounts Date there was available to any Group Company any Relief which was not included or taken into account in the provision or reserve for Tax in the Statutory Accounts or to the extent that any losses attributable to periods ending on or before the Statutory Accounts Date become available to any Group Company and such repayment, credit, set-off or such losses can, in the opinion of the Buyer's auditors, be used by any Group Company or the Buyer to avoid any liability to Tax which but for this sub-paragraph would have given rise to a claim under the Tax Deed or under the Warranties contained in paragraph 6 of Schedule 5 of this Agreement by the Buyer, to the intent and effect that such Relief, or losses should as far as possible be utilised in:-

                  9.8.13.1 discharge of any liability for Tax which could otherwise form the subject matter of a claim against the Sellers under this Deed or under the Warranties contained in paragraph 6 of Schedule 5 of this Agreement; and

                  9.8.13.2 reduction of any other liability for Tax of any Group Company or the Buyer (whether by way of carry forward and set-off against future profits or otherwise) and in such case the amount for which the Sellers would otherwise be liable under this Deed or under the Warranties contained in paragraph 6 of
                                    Schedule 5 of the Agreement shall be reduced by an amount which is equal to the amount of the said reduction and if the said reduction occurs after a liability under the Tax Deed or under the Warranties contained in paragraph 6 of Schedule 5 of this Agreement has been discharged, the relevant Group Company or the Buyer shall be liable to repay to the Sellers the amount of such reduction (up to the amount of the liability previously discharged);

        9.8.14 to the extent that such liability arises solely by virtue of any Group Company's average rate of corporation tax increasing as a result of becoming a member of the Buyer's group;

        9.8.15 to the extent that such liability arises as a result of the grant of share options or other benefits to or the exercise of share options by James Patrick Johnston Fairrie or Martin McDermott;

        9.8.16 to the extent that such liability is stamp duty arising on documents other than those documents in the enforcement of which the Company is interested.

9.9 If the Buyer or any Group Company is able to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim, the Buyer will (or will procure that any relevant Group Company will) take all reasonable steps to recover that sum before making such Relevant Claim, and any sum recovered will reduce the amount of such Relevant Claim after deduction of all reasonable costs and expenses of recovery.

9.10 If a Seller pays the Buyer a sum to settle or discharge a Relevant Claim and the Buyer or any Group Company subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party (including any Tax Authority) a sum which is referable to the Relevant Claim the Buyer will repay the Seller immediately the Relevant Proportion of the amount recovered from the third party less the Relevant Proportion of any reasonable costs and expenses incurred in recovering the same and less any Tax payable on such amount, or if less such amount as is equivalent to the sum paid by the Seller in settlement or discharge of that Relevant Claim.

9.11 The Buyer shall not be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once under this Agreement (including the Tax Deed) in respect of the same loss or liability.

9.12 If any potential Relevant Claim arises as a result of a contingent or unquantifiable liability of any Group Company, the Sellers shall be obliged to pay any sum in respect of the potential Relevant Claim at such time (if at all) as the liability or a portion thereof either ceases to be contingent or becomes quantifiable (and then only to the extent that it does so).

9.13 If the Buyer or a Group Company becomes aware that matters have arisen which will or are likely to give rise to a Relevant Claim, the Buyer will (and will procure that any Relevant Group Company will):

        9.13.1 immediately notify the Sellers in writing of the potential Relevant Claim;

        9.13.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Relevant Claim without prior written consent of the Sellers (not to be unreasonably withheld or delayed);

        9.13.3 disclose promptly in writing to the Sellers all information and documents relating to the potential Relevant Claim or the matters which will or are likely to give rise to the potential Relevant Claim;

        9.13.4 if requested by the Sellers give each Seller and his professional advisers reasonable access (at the relevant Seller's cost) to:

                  (a) the personnel of the Buyer and/or any relevant Group Company in order to interview the personnel;

                  (b) any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or any relevant Group Company in order to, at the Sellers' own expense, examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records;

        9.13.5 take such action as either Seller may reasonably request to avoid, resist, contest, defend, compromise or remedy the potential Relevant Claim or the matters which will or are likely to give rise to such Relevant Claim and in each case on the basis that the Sellers shall indemnify the Buyer in the Relevant Proportions for all reasonable costs incurred as a result of a request by the Sellers;

        9.13.6 in connection with any actions or proceedings relating to the matter or Relevant Claim, and subject to the Buyer being indemnified for all reasonable costs incurred, use advisers nominated by the Sellers and, if the Sellers (or the relevant Seller if only one of them is potentially liable) request, consult with the

                  Sellers or relevant Seller regarding the exclusive conduct of such actions or proceedings.

9.14 Nothing in this clause 9 shall in any way restrict or limit the Buyer's or any relevant Group Company's common law duty to mitigate its loss.

9.15 The Buyer confirms to the Sellers that it is not aware at the date of this Agreement, after discussion with its accountants and solicitors, of any matter or thing which in its reasonable opinion will or may give rise to any Relevant Claim.

9.16 Save as provided herein, the sole remedy of the Buyer for any breach of any of the Warranties or any other breach of this Agreement by the Sellers shall be an action for damages and the Buyer shall not be entitled to terminate or rescind this Agreement.

9.17 Nothing in clause 9 shall have the effect of limiting or restricting any liability of a Seller in respect of a Relevant Claim arising as a result of any fraud committed by that Seller in connection with the negotiation, preparation, execution and performance of this Agreement.

10.     USE OF INTELLECTUAL PROPERTY RIGHTS

        Each of the Sellers shall not, either alone or jointly with, through or as manager, adviser, consultant or agent for a person, directly or indirectly use or authorise, encourage or assist any person to use in connection with a business which competes, directly or indirectly, with a business of a Group Company as operated at the date of this Agreement, any of the Intellectual Property Rights (in particular, a name consisting of or including word "SPV") or use in that connection anything which is intended, or is likely to be confused with, any of the Intellectual Property Rights.

11.     FURTHER UNDERTAKINGS BY THE SELLERS

11.1 Each of the Sellers undertakes to the Buyer, for itself and as agent and trustee for each Group Company, that subject to clause 11.2, he will not do any of the following things:

        11.1.1 for a period of 4 years starting on the date of Completion, either alone or jointly with, through, or as adviser to or manager for, any person, carry on or be engaged, concerned or interested in a business which competes with a Group Company in respect of the SPV Core Business Provided that a Seller may be involved in a business if not more than 5% of the revenue of that business arises from activities that are competitive with the SPV Core Business as at the time of such involvement;

        11.1.2 for a period of 4 years starting on the date of Completion, do or say anything which is harmful to a Group Company's goodwill (as subsisting at the date of this Agreement) or which may lead a person who has dealt with a Group Company at any time during the twelve months prior to the date of this Agreement to cease to deal with a Group Company in respect of the SPV Core Business on substantially equivalent terms to those previously offered or at all;

        11.1.3 for a period of 4 years starting on the date of Completion, on his own account or in conjunction with or on behalf of any other person in respect of the products or services of a business of a Group Company, either seek to obtain orders from, or do business with, or encourage another person to obtain orders from or do business with, a person who has been a customer of that business at any time during the twelve months prior to the date of this Agreement, in respect of the SPV Core Business provided that a Seller may be involved in a business if not more than 5% of the revenue of that business arises from activities that are competitive with the SPV Core Business as at the time of such involvement;

        11.1.4 for a period of 4 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to his engagement or employment by another person, a person who was a director, officer, employee or manager of a Group Company at the date of this Agreement, where the person in question either has Confidential Information or would be in a position to exploit a Group Company's trade connections; or

        11.1.5 for a period of 4 years starting on the date of Completion, seek to contract with or engage (in such a way as to affect adversely a Group Company in respect of the SPV Core Business) a person who has been contracted with or engaged to supply services to that Group Company at any time during the twelve months prior to the date of this Agreement.

        11.1.6 pending Completion each of the Sellers shall not, directly or indirectly:

                  (i) enter into or be involved in any discussion or negotiation with any person except the Buyer in connection with the sale of any Group Company or the business or any part of the business of or (except in the usual course of business) any of the assets of the business of any Group Company;

                  (ii) enter into an agreement or arrangement with any person except the Buyer or any person designated by the Buyer in connection with the sale of any Group Company or the business or any part of the business of or (except in the usual course of business) any of the material assets of any Group Company; or

                  (iii) make available to any person except their own advisors, the Buyer, its directors, officers, duly authorised representatives, advisers or agents any information relating to the sale of any Group Company or the business or any part of the business of or (except in the usual course of business) any of the assets of any Group Company (except in the usual course of business).

11.2    Nothing in this clause 11 shall prevent either Seller from:

        11.2.1 holding or acquiring any business or the shares or other securities of any company if:

                  (i) not more than 5 per cent of the business or that company's business is competitive with the SPV Core Business; and

                  (ii) the principal reason for doing so is not the ownership of an interest in that part of the business in question;

        11.2.2 holding or acquiring shares in any public company if the shares in question represent less than 5% of the issued shares of the relevant company.

11.3 Each undertaking in clause 11.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking shall continue to bind each of the Sellers.

11.4 On receiving the Buyer's reasonable request each of the Sellers shall (at the Buyer's cost):

        11.4.1 do and execute, or arrange to be done and executed, each act, document and thing reasonably requested by the Buyer from the relevant Seller to implement this Agreement; and

        11.4.2 give to the Buyer all documents in their possession (if any) that belong to a Group Company and copies of any other documents that the Buyer might reasonably request.

12.     CONFIDENTIAL INFORMATION

12.1 Each of the Sellers undertakes to the Buyer, for itself and as agent and trustee for each Group Company, that before and after Completion each of the Sellers shall not use or disclose to any person Confidential Information he has or acquires and shall make every reasonable effort to prevent the use or disclosure of Confidential Information by any third party not authorised by the Company to have it.

12.2    Clause 12.1 does not apply to disclosure of Confidential Information:

        12.2.1 to a director, officer or employee of the Buyer or of a Group Company whose function requires him to have the Confidential Information;

        12.2.2 required to be disclosed provided that the disclosure shall be made after consultation with the Buyer and after taking into account the Buyer's reasonable requirements as to its timing, content and manner of making or despatch; or

        12.2.3 to an adviser for the purpose of advising the relevant Seller in connection with his affairs provided that such disclosure is essential for these purposes and is on the basis that clause 12.1 applies to the disclosure by the adviser.

13.     GUARANTOR'S OBLIGATIONS

13.1 In consideration of the Sellers entering into this Agreement, the Guarantor irrevocably and unconditionally:

        13.1.1 guarantees to the Sellers the due and punctual payment, observance and performance by the Buyer of all of the Buyer's liabilities and obligations, whether present or future, express or implied, actual or contingent, under or arising out of this Agreement, including any liability or obligation to pay any sums due and payable under the Loan Notes; and

        13.1.2 agrees as a primary obligation to indemnify each of the Sellers from time to time on demand against each loss, liability and cost which he may incur as a result of any of the obligations of the Buyer under the Agreement being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever whether or not known to either Seller, the amount of such loss being the amount which the relevant Seller would otherwise have been entitled to recover from the Buyer.

13.2 The Sellers will not be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor under this clause or by law:

        13.2.1    to make any demand of the Buyer;

        13.2.2 to enforce or seek to enforce any claim, right or remedy against the Buyer or any other person; or

        13.2.3 to make or file any claim or proof in connection with the insolvency of the Buyer or any other person; or

        13.2.4 to take any action or obtain judgement in any court against the Buyer or any other person.

13.3 Neither the liability of the Guarantor under this clause nor the rights, powers and remedies conferred on the Sellers under this clause or by law will in any way be released, prejudiced, diminished or affected by any of the following:

        13.3.1 any time or other indulgence being granted to the Buyer in respect of its obligations under the Agreement;

        13.3.2 any amendment to, or any variation, waiver or release of, any obligation of the Buyer under this Agreement;

        13.3.3 any failure to take, or fully to take, any security contemplated by this Agreement or otherwise agreed to be taken in respect of the Buyer's obligations under the Agreement;

        13.3.4 any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution, of any such security taken in respect of the Buyer's obligations under the Agreement;

        13.3.5 the insolvency, incapacity, disability, or any change in the constitution, name, control or style of, the Buyer, the Guarantor or any other person;

        13.3.6 any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in clause 13.1.1; and

        13.3.7 any act, omission event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of the Guarantor under this clause or any of the rights, powers or remedies conferred upon the Sellers under this clause or by law.

14.     ANNOUNCEMENTS

14.1 Subject to clause 14.2, none of the parties shall, before or after Completion, and, before Completion, the Sellers shall procure that the Company shall not, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties' written consent which may not be unreasonably withheld or delayed.

14.2 Clause 14.1 does not apply to a public announcement, communication or circular required by law, or by a governmental authority or other authority with relevant powers to which a party is subject or submit, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch.

15.     COSTS

        Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

16.     GENERAL

16.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

16.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement, or by law, does not impair or constitute a waiver of the right or remedy or an impairment of, or a waiver of, other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

16.3 The parties' rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

16.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

16.5 If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate of 2 per cent. per annum over the base lending rate of Barclays Bank plc (whether before or after judgement). Interest accrues and is payable from day to day, but without compounding.

16.6 Except as provided in clause 18.6, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

17.     SET-OFF

17.1 The Buyer shall not be entitled to set off any liability of either Seller to the Buyer in respect of a Relevant Claim against any liability of the Buyer to that Seller under this Agreement, except as provided in clause 6, or in the Loan Notes, under the Tax Deed and subject to clause 9.

17.2 If the Buyer does exercise a right of set off in accordance with clause 17.1, the withholding by the Buyer shall not discharge the Sellers from their obligations under this Agreement (save to the extent of the set off), whether under clause 7, or otherwise, or under the Tax Deed. If, however, it is subsequently agreed between the relevant parties or determined that the Buyer was not entitled to withhold anything, or that it withheld more than it was entitled to withhold, the Buyer shall pay to the Seller the amount improperly withheld, together with interest under clause 16.5, save that the Buyer shall be entitled to a credit against such obligation for any interest paid to the relevant Seller under clause 6.

18.     ENTIRE AGREEMENT

18.1 This Agreement and each document referred to in it constitutes the entire agreement and supersedes any previous agreements between the parties relating to the subject matter of this Agreement.

18.2 The Buyer acknowledges and represents that it has not relied on or been induced to enter into this Agreement and the documents referred to in it by a representation, warranty or undertaking (whether contractual or otherwise) given by the Sellers other than the Warranties or otherwise as set out in this Agreement or each document referred to in it.

18.3 The Sellers are not liable to the Buyer (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement or any document referred to in this Agreement.

18.4 The Sellers acknowledge and represent that they have not relied on or been induced to enter into this Agreement and the documents referred to in it by a representation, warranty or undertaking (whether contractual or otherwise) given by the Buyer other than as set out in this Agreement or any document referred to in this Agreement.

18.5 The Buyer is not liable to the Sellers (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking relating to the subject matter of this Agreement that is not set out in this Agreement or any document referred to in this Agreement.

18.6 The Sellers agree that no Buyer's Group Undertaking or adviser or provider of finance to the Buyer or other Buyer's Group Undertaking shall have any liability to the Sellers (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking relating to the subject matter of this Agreement that is not set out in this Agreement or any document referred to in this Agreement.

18.7 The Buyer and the Sellers agree that neither party shall bring any action against any of the others or against any Buyer's Group Undertaking in relation to (a) any previous agreement(s) between them relating to the subject matter of this Agreement or (b) any representation, warranty or undertaking relating to the subject matter of this Agreement other than the Warranties or otherwise as set out in this Agreement or each document referred to in it, save that this clause shall not affect any rights that either of the Sellers may have against each other under any other agreement between them in relation to the Group.

        In particular, but without limitation, the only remedy available to the Buyer for breach of the Warranties shall be the right to terminate under clause 8 prior to Completion and/or to seek damages for breach of contract under the terms of this Agreement.

18.8 Nothing in this clause 18 shall have the effect of limiting or restricting any liability arising as a result of any fraud committed by any of the parties in connection with the negotiation, preparation, execution and performance of this Agreement and of each document referred to in it.

19.     ASSIGNMENT

19.1 The Sellers agree that the benefit of every provision in this Agreement is given to the Buyer for itself and its successors in title and assigns. Accordingly, the Buyer (and its successors and assigns) may, without the consent of the Sellers, assign the benefit of all or any of the Sellers' obligations under this Agreement and/or any other benefit arising under or out of this Agreement.

        Provided Always that the Buyer shall not be entitled to assign the benefit of any of the provisions of this Agreement or to transfer ownership of the Shares without the written consent of the Sellers (except to a member of the Buyer's consolidated group and provided the Guarantor remains obligated) unless it has first paid to the Sellers all sums potentially due to them under the Loan Notes, measured at their outstanding face value (or potential face value if they have not yet been issued) inclusive of interest up to the date of payment, or out of the Escrow Account free from any set off that has not been agreed by the relevant Seller.

19.2 Subject to the limited transferability rights set out in the Escrow Loan Notes, each of the Sellers shall be entitled either in whole or in part to assign, or otherwise transfer, declare a trust of the benefit of, or in any other way alienate any of his rights under this Agreement (including his rights under the Loan Notes or to receive those Loan Notes that have not yet been issued).

20.     NOTICES

20.1 A notice or other communication under or in connection with this Agreement (a "Notice") shall be:

        20.1.1    in writing;

        20.1.2    in the English language; and

        20.1.3 delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 20.3 or to another address, person, or fax number specified by that party by not less than seven days' written notice to the other party received before the Notice was despatched.

20.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

        20.2.1 delivered personally, when left at the address referred to in clause 20.1.3;

        20.2.2 sent by mail, except air mail, two Business Days after posting it;

        20.2.3    sent by air mail, six Business Days after posting it; and

        20.2.4 sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

20.3    The address referred to in clause 20.1.3 is:

NAME OF PARTY    ADDRESS                      FACSIMILE NO.     MARKED FOR THE
                                                                ATTENTION OF
AFR              Tower Mill                   0189 285 2587
                 Mark Cross
                 Crowborough
                 East Sussex TN6 3PL
COPY TO          SPV Management Limited       020 7220 7819     Martin
                 78 Cannon Street                               McDermott/James
                 London                                         Fairrie
                 EC4P 5LN

COPY TO          Eversheds                    020 7919 4919     Bruce Gripton
                 Senator House
                 85 Queen Victoria Street
                 London EC4V 4JL

PM               The Old Coach House          01580 819 154
                 Shoyswell Manor
                 Sheepstreet Lane
                 Etchingham
                 East Sussex
                 TN19 7AZ

COPY TO          Richards Butler              020 7247 5091     Philip Allford
                 Beaufort House
                 15 St Botolph Street
                 London EC3A 7EE

THE BUYER        Wilmington Trust              +13026364158     Howard Cohen,
                 Rodney Square North
AND/OR THE       1100 N. Market Street                          Senior Vice President
GUARANTOR        Wilmington
                 Delaware 19890
                 USA

COPIES TO        Wilmington Trust              +13024274771     David C Roulston, Esq.
                 Rodney Square North
                 1100 N.Market Street
                 Wilmington
                 Delaware 19890
                 USA

                 Clifford Chance LLP          +442076005555     Martin Richards
                 200 Aldersgate Street
                 London EC1A 4JJ
                 United Kingdom
                 (Ref: MER/W1539/00081).

21.     GOVERNING LAW AND JURISDICTION

21.1    This Agreement is governed by English law.

21.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "DISPUTE").

21.3 The parties agree that they shall not commence proceedings in any court other than the courts of England.

21.4 The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Seller in accordance with clause 21. These documents may, however, be served in any other manner allowed by law.

21.5 The Guarantor irrevocably agrees that any notice or document may be sufficiently and effectively served on it in connection with proceedings in England by service on the Buyer, if no replacement agent has been appointed and notified to the Sellers under clause 21.7, or on the replacement agent if one has been so appointed and notified to the Sellers.

21.6 Any notice or document served pursuant to this clause shall be marked for the attention of:

        21.6.1 The Company Secretary at the registered office of the Buyer or such other address within England as may be notified to the Sellers by the Guarantor; or

        21.6.2 such other person as is appointed as agent for service pursuant to clause 21.7 below.

21.7 If the agent referred to in clause 21.5 (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason to act as such, the Guarantor shall appoint a replacement agent to accept service having an address for service in England and shall notify the Sellers of the name and address of the replacement agent. Failing such appointment and notification, the Sellers shall be entitled by notice to the Guarantor to appoint such a replacement; provided that in cases where service is effected upon a replacement agent appointed by the Sellers in accordance with this sub-clause a copy of the relevant notice or document shall at the same time be forwarded to the last known business address of the Guarantor.

22.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

EXECUTED by the parties:

Signed by ANTHONY FRANCIS     )       A. F. RAIKES
RAIKES                        )

Signed by PIERS MINOPRIO      )       P. MINORPIO

Signed by NORMA CLOSS         )       N. CLOSS
a duly authorised             )
representative of             )
WILMINGTON TRUST              )
(UK) LIMITED                  )

Signed by HOWARD COHEN        )       H. COHEN
a duly authorised             )
representative of             )
WILMINGTON TRUST              )
CORPORATION                   )

                                      -92-